Exhibit 3.1
PANDA ETHANOL, INC.

CERTIFICATE OF DESIGNATIONS
Series A Convertible Preferred Stock

     PANDA ETHANOL, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Nevada, hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”) which authorizes the issuance, by the Corporation, in one or more series of up to 100,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors duly adopted the following resolution providing for the designations, preferences and other rights, and the qualifications, limitations and restrictions of the Series A Convertible Preferred Stock.
     RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of ARTICLE FIFTH of the Articles of Incorporation of the Corporation and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors hereby creates and provides for the issue of a series of Preferred Stock, herein designated as the Series A Convertible Preferred Stock, and fixes and determines the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles of Incorporation that are applicable to the Preferred Stock of all series) are hereby fixed as follows (certain terms used herein being defined in Section 10):
1. General.
          (a) The shares of such series shall be designated the Series A Convertible Preferred Stock (hereinafter referred to as the “Series A Preferred Stock”).
          (b) The number of shares constituting the Series A Preferred Stock shall be 100,000. Shares of Series A Preferred Stock redeemed or purchased by the Corporation or converted into Common Stock shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to series.
          (c) No fractional shares of Series A Preferred Stock shall be issued.
          (d) In any case where any dividend payment date or redemption date shall not be a Business Day, then (notwithstanding any other provision of this Certificate of Designations) payment of dividends or redemption price need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the dividend payment date or redemption date; provided, however, that no interest shall accrue on such amount of dividends or redemption price for the period from and after such dividend payment date or redemption date, as the case may be.
2. Dividends.
          (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available for the payment thereof, cash dividends at the rate of 12% per annum, payable quarterly on the 30th day of January, April, July and October, respectively, in each year, commencing January 30, 2009, with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date; provided, however, that in the event funds are not legally available for the payment of dividends, the Corporation shall, subject to and in accordance with the provisions herein, duly authorize and issue additional fully paid and nonassessable shares of Series A Preferred Stock (“Additional Shares”) in lieu of the payment in cash of all or any portion of the dividend otherwise payable on any dividend payment date If the Corporation issues Additional Shares in lieu of the payment in cash of all or any portion of the dividend otherwise payable on any dividend payment date, (1) the Corporation shall execute, issue and deliver on such dividend payment date to each holder of record on the related record date, a stock certificate dated such dividend payment date representing such number of Additional Shares as equals the quotient of such portion of the dividend payable to such holder and $100; and (2) the due issuance of such Additional Shares shall constitute full payment of such portion of dividend; provided, however, that, in lieu of the issuance of any fractional Additional Shares, the Corporation shall pay, on such dividend payment date, to each holder of shares of Series A Preferred Stock who would otherwise be entitled to a fractional Additional Share as a dividend on the aggregate number of shares of Series A Preferred Stock held by such holder on the related record date, an amount in cash equal to the product of such fraction and $100.
          (b) If any shares of Series A Preferred Stock are issued on a date which does not coincide with a dividend payment date, then the initial dividend accrual period applicable to such shares shall be the period from the date of issuance thereof through the last day of the Corporation’s fiscal quarter in which such shares are issued. If the date fixed for redemption of or payment of a final liquidating distribution on any shares of Series A Preferred Stock, or the date on which any shares of Series A Preferred Stock are converted into Common Stock, does not coincide with a dividend payment date, then subject to the provisions hereof relating to such redemption, payment or conversion, the final dividend accrual period applicable to such shares shall be the period from the first day of the Corporation’s fiscal quarter during which such redemption, payment or conversion occurs through the redemption, payment or conversion date.
          (c) All dividends paid with respect to shares of Series A Preferred Stock shall be paid pro rata, both as to amount and (subject to the proviso to the last sentence of Section 2(a)) as to the portion thereof, if any, paid in Additional Shares.
          (d) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, declare or pay or set apart for payment any dividends or make any other distribution on the Junior Stock and shall not (and shall not permit any Subsidiary of the Corporation to), directly or indirectly, redeem, purchase or otherwise acquire for value, or set apart money for any sinking or other similar fund for the redemption or purchase of, any Junior Stock unless the full dividends on all outstanding shares of the Series A Preferred Stock and on any outstanding shares of capital stock of the Corporation which rank on a parity with the Series A Preferred Stock in the payment of dividends for all past quarter-yearly (or, in the case of such other capital stock, any other applicable) dividend periods with respect thereto ending on or prior to the date of such dividend or distribution, acquisition for value or setting apart shall have been paid.
          (e) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the Series A Preferred Stock which may be in arrears.
3. Liquidation.
          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive an amount equal to $100 per share plus an amount equal to all accrued dividends on each such share to the date fixed for distribution or payment (the “Liquidation Payment”) before any distribution is made to holders of shares of Junior Stock upon any such liquidation, dissolution or winding up of the affairs of the Corporation. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Series A Preferred Stock and the holders of any shares of capital stock ranking on a parity with the Series A Preferred Stock with respect to any distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all such preferential amounts payable to such holders, then all such assets and proceeds of the Corporation thus distributable shall be distributed among the holders of Series A Preferred Stock and the holders of such capital stock so ranking on a parity with the Series A Preferred Stock ratably in proportion to the respective aggregate amounts otherwise payable with respect thereto.
          (b) For the purposes of this Section 3, neither the voluntary sale, lease, conveyance, exchange or transfer of all or substantially all the property or assets of the Corporation (whether for cash, shares of stock, securities or other consideration), nor the consolidation or merger of the Corporation with one or more other entities, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the affairs of the Corporation; provided, however, notwithstanding the foregoing, a Change of Control transaction shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 3.
          (c) After the payment in cash to the holders of shares of the Series A Preferred Stock of the full amount of the Liquidation Payment with respect to outstanding shares of Series A Preferred Stock, the holders of outstanding shares of Series A Preferred Stock shall have no right or claim, based on their ownership of shares of Series A Preferred Stock, to any of the remaining assets of the Corporation.

4. Redemption.
          (a) Subject to Section 5(f), at any time the Corporation, at its option, may redeem outstanding shares of Series A Preferred Stock, in whole or in part, in accordance with Section 5 (each, an “Optional Redemption”).
          (b) Subject to Section 5(f), the Corporation shall redeem all shares of Series A Preferred Stock outstanding on October 1, 2013 (a “Mandatory Redemption”), in accordance with Section 5. The Corporation’s obligations under this Section 4(b) shall not be affected by any Optional Redemption.
          (c) The Series A Preferred Stock shall not be redeemable except as set forth in Sections 4(a) or 4(b) above.
5. Terms of Redemption.
     Any Optional Redemption or Mandatory Redemption shall be effected in the manner and with the effect set forth in this Section 5.
          (a) The redemption price payable for each share of Series A Preferred Stock redeemed pursuant to an Optional Redemption shall be an amount equal to the sum of (1) $125 and (2) all accrued dividends with respect thereto to the redemption date.
          (b) The redemption price payable for each share of Series A Preferred Stock redeemed pursuant to a Mandatory Redemption shall be an amount equal to the sum of (1) $100 and (2) all accrued dividends with respect thereto to the redemption date.
          (c) The redemption price (including any accrued dividends) for any Optional Redemption or Mandatory Redemption shall be paid in cash.
          (d) The Corporation shall give written notice of any Optional Redemption or Mandatory Redemption, not less than 60 days prior to the date fixed for such redemption, to each holder of record of the shares of Series A Preferred Stock to be redeemed appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Notice to any holder under this Section 5(d) shall state the redemption date; the number of shares to be redeemed and, if less than all outstanding shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder; the redemption price and the place where the shares to be redeemed shall be presented and surrendered for payment of the redemption price therefor; the Conversion Price, the date on which the right to convert will terminate and the place or places where certificates for the shares may be surrendered for conversion; and that dividends on such shares shall cease to accrue on the redemption date. Any defect in such notice to any holder of shares of Series A Preferred Stock to be redeemed shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock.
          (e) If notice of redemption of shares of Series A Preferred Stock to be redeemed on a redemption date shall have been duly given, then upon such redemption date (if on or before such redemption date all funds in cash necessary for redemption of such shares shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of such shares, so as to be and continue to be available therefor), and notwithstanding that any certificate representing any such shares shall not have been surrendered for cancellation, (1) dividends on such shares shall cease to accrue on such redemption date, (2) the holders of such shares shall cease to be stockholders with respect to such shares, (3) such shares shall no longer be deemed to be outstanding and shall no longer be transferable on the books of the Corporation and (4) such holders shall have no interest in or claim against the Corporation with respect to such shares except only the right to receive from the Corporation the amount payable on redemption thereof, without interest, upon surrender of the certificates representing such shares on or after the redemption date.
          (f) Any Optional Redemption or Mandatory Redemption shall be effected only out of funds legally available for such purpose. If on any date the Corporation is required to redeem any shares of Series A Preferred Stock pursuant to a Mandatory Redemption and does not have sufficient funds legally available to redeem all such shares on such date, the Corporation shall use any funds which are legally available to redeem such portion of all such shares pro rata (as nearly as may be) on such redemption date as such funds are sufficient therefor and shall redeem the remaining shares of Series A Preferred Stock on the earliest practicable date next following the day on which the Corporation shall first have funds legally available for the redemption of such shares.
           (g) If less than all of the outstanding shares of the Series A Preferred Stock are to be redeemed pursuant to any Optional Redemption or Mandatory Redemption, the shares of Series A Preferred Stock to be redeemed shall be determined pro rata (as nearly as may be, with adjustments to equalize for any prior redemption pursuant to Section 4 which was not precisely pro rata) among all holders of Series A Preferred Stock, according to the respective number of shares of Series A Preferred Stock held by such holders. In the event that less than all of the shares represented by any certificate evidencing shares of Series A Preferred Stock are redeemed, the Corporation shall forthwith (or cause a transfer agent for the Series A Preferred Stock to) issue a new certificate representing the unredeemed shares, in accordance with the provisions of this Section 5.
          (h) Upon any redemption of shares of Series A Preferred Stock, the shares of Series A Preferred Stock so redeemed shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by such redemption. No shares of Series A Preferred Stock so redeemed shall be reissued as Series A Preferred Stock.
          (i) In the event that any shares of Series A Preferred Stock shall be converted into Common Stock prior to the close of business on the third Business Day prior to the date fixed for redemption, (i) the Corporation shall not be obligated nor have the right to redeem such shares on such date and (ii) any funds which shall have been deposited for the payment of the applicable redemption price shall be returned to the Corporation.

6. Conversion.
     6.1. Conversion Privilege. The holders of Series A Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock at any time on or after the date of issuance thereof (the “Original Issue Date”), on and subject to the following terms and conditions:
          (a) The Series A Preferred Stock shall be convertible at the office of the Corporation or its transfer agent for the Series A Preferred Stock into fully paid and nonassessable shares of Common Stock, at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion, each share of Series A Preferred Stock being taken at $100 for the purpose of such conversion. The price at which shares of Common Stock shall be delivered upon conversion (herein called the “Conversion Price”) shall be initially $0.25 per share of Common Stock. The Conversion Price shall be adjusted in certain instances as provided in Section 6.2.
          (b) In order to convert shares of Series A Preferred Stock the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and give written notice to the Corporation at such office that the holder elects to convert such shares. If all of the outstanding shares of Series A Preferred Stock are to be converted on the same date, the holders of the Series A Preferred Stock shall be entitled to receive an amount equal to all accrued dividends with respect thereto to the conversion date. If less than all of the outstanding shares of Series A Preferred Stock are to be converted on any conversion date, the Corporation shall issue to the holders of such converted Series A Preferred Stock a promissory note in a principal amount equal to the amount of any dividends accrued to the conversion date on the shares of Series A Preferred Stock surrendered for conversion, such promissory note being due and payable on the next date dividends are paid in accordance with this Certificate of Designations.
          (c) Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the certificates for such shares for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such shares as holders thereof shall cease and from and after such time the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock. As promptly as practicable on or after the conversion date, the Corporation shall issue a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as provided in Section 6.3, to the person or persons entitled to receive the same. In case shares of Series A Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the third Business Day prior to the date fixed for redemption, unless default shall be made in payment of the redemption price.
          (d) If fewer than all the shares of Series A Preferred Stock represented by a certificate are converted, upon such conversion the Corporation shall (or cause a transfer agent for the Series A Preferred Stock to) issue a new certificate representing the shares not so converted.

     6.2. Adjustments. In order to prevent dilution of the rights granted under the shares of Series A Preferred Stock and to grant the holders certain additional rights, the Conversion Price shall be subject to adjustment from time to time as provided in this Section 6.2.
          (a) Subdivisions and Combinations. In the event the Corporation shall, at any time or from time to time after the Original Issue Date while shares of Series A Preferred Stock remain outstanding, effect a subdivision (by any stock split or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such subdivision becomes effective shall be proportionately decreased. Conversely, if the Corporation shall, at any time or from time to time after the Original Issue Date while shares of Series A Preferred Stock remain outstanding, effect a combination (by any reverse stock split or otherwise) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such combination becomes effective shall be proportionately increased. Any adjustment under this Section 6.2(a) shall become effective at the close of business on the day the subdivision or combination becomes effective.
          (b) Common Stock Dividends and Distributions. In the event the Corporation shall, at any time or from time to time after the Original Issue Date while the shares of Series A Preferred Stock remain outstanding, make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction.
               (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and
               (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;
provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.
          (c) Reclassifications. If at any time after the Original Issue Date, while shares of Series A Preferred Stock remain outstanding, the Common Stock issuable upon conversion of Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, the shares of Series A Preferred Stock will thereafter represent the right to acquire such number and kind of securities as would have been issuable as a result of conversion thereof and the Conversion Price therefor shall be appropriately adjusted, all subject to further adjustment in this Section 6.2.
          (d) Other Dividends. In the event the Corporation shall, at any time or from time to time after the Original Issue Date while shares of Series A Preferred Stock remain outstanding, make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property (other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the holder of Series A Preferred Stock shall receive upon conversion hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Corporation and/or cash and other property which the holder would have been entitled to receive had the shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had the holder thereafter, during the period from the date of such event to and including the date of conversion, retained any such securities receivable, giving application to all adjustments called for during such period under this Section 6.2 with respect to the rights of the holder thereof.
          (e) Mergers or Reorganizations. Any reorganization, recapitalization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property while shares of Series A Preferred Stock remain outstanding (other than a transaction covered by subsections 6.2(a), 6.2(b) or 6.2(d)) is referred to herein as an “Organic Change”. Prior to the consummation of any such Organic Change, the Corporation shall make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then remaining outstanding) to ensure that the holder of Series A Preferred Stock shall have the right to receive, in lieu of or in addition to (as the case may be) such shares of Common Stock immediately acquirable and receivable upon conversion of Series A Preferred Stock, the kind and amount of securities, cash or other property as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately acquirable and receivable upon conversion hereof had such Organic Change not taken place. In such case, appropriate adjustment (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then remaining outstanding) shall be made with respect to the holder’s rights and interests to ensure that the provisions of this Section 6.2 shall thereafter be applicable to the Series A Preferred Stock (including, in the case of any Organic Change where the successor entity or purchasing entity is other than the Corporation, an immediate reduction to the Conversion Price to the value of the Common Stock reflected by the terms of the Organic Change and a corresponding increase in the number of shares of Common Stock acquirable and receivable upon conversion of the Series A Preferred Stock, if the value so reflected is less than the Conversion Price then in effect immediately prior to such Organic Change). The Corporation shall not effect any reorganization, recapitalization, consolidation or merger unless, prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from the consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then remaining outstanding) the obligation to deliver to each holder of Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire; provided, that any assumption shall not relieve the Corporation of its obligations hereunder.
          (f) Adjustments to the Conversion Prices for Certain Dilutive Issuances.
               (i) Special Definitions. For purposes of this Section 6.2(f), the following definitions apply:
                    (A) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 6.2(f)(iii), deemed to be issued) by the Corporation after the Original Issue Date other than shares of Common Stock issued or issuable:
(1)	upon conversion of shares of Series A Preferred Stock;

(2)	in connection with the Corporation’s agreements in effect prior to the Original Issue Date to pay for administrative services and director fees in shares of Common Stock;

(3)	as a dividend or distribution on Series A Preferred Stock; or

(4)	for which adjustment of the Conversion Price is made pursuant to Section 6.2(f)(iv).
                    (B) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.
                    (C) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.
               (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment to the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 6.2(f)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.
               (iii) Deemed Issuance of Additional Shares of Common Stock. In the event the Corporation shall, at any time or from time to time after the Original Issue Date while shares of Series A Convertible Preferred Stock remain outstanding, issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:
                    (A) no further adjustments to the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
                    (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and
                    (C) no readjustment pursuant to clause (A) or (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.
               (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall, at any time or from time to time after the Original Issue Date while shares of Series A Preferred Stock remain outstanding, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6.2(f)(iii)) without consideration or for consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to the lowest price per share for which any Additional Share of Common Stock has been issued; provided, that if the Additional Shares of Common Stock are issued without consideration, the Conversion Price shall be reduced to $0.001.
               (v) Determination of Consideration. For purposes of this Section 6.2(f), the consideration received by the Corporation in connection with the issuance of any Additional Shares of Common Stock shall be computed as follows:
                    (A) Cash and Property. Such consideration shall:
(1)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(2)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined by an independent financial expert selected by the Corporation who is reasonably acceptable to the holders of at least a majority of the number of outstanding shares of Series A Preferred Stock; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both cash and property, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined by an independent financial expert selected by the Corporation who is reasonably acceptable to the holders of at least a majority of the number of outstanding shares of Series A Preferred Stock.
                    (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6.2(f)(iii) relating to Options and Convertible Securities shall be determined by dividing:
(1) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
          (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6.2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and deliver a notice to each holder of record of the shares of Series A Preferred Stock, which notice shall set forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which the shares of Series A Preferred Stock shall be convertible and the Conversion Price) and showing in detail the facts upon which such adjustment or readjustment is based.
          (h) Participation Rights. Except as provided in this Section 6.2(h), if the Corporation proposes to issue Additional Shares of Common Stock at a per share consideration less than Fair Market Value, the Corporation shall first offer (the “Participation Offer”) to the holders of shares of the Series A Preferred Stock the opportunity to purchase in connection with such proposed issuance a number of such Additional Shares of Common Stock as may be designated by each holder, not to exceed the number of shares equal to the product of (y) the aggregate number of Additional Shares of Common Stock to be issued by the Corporation in the proposed transaction and (z) a fraction, the numerator of which shall be the number of shares of fully diluted Common Stock held by such holder (assuming conversion of all Convertible Securities and exercise of all Options held by the holder) and the denominator of which shall be the number of shares of fully diluted Common Stock then outstanding (assuming conversion of all outstanding Convertible Securities and exercise of all outstanding Options). The Corporation shall give written notice to each holder of record of shares of Series A Preferred Stock of the Participation Offer (the “Participating Offer Notice”) at least 20 days prior to the proposed issuance date. The Participation Offer Notice shall specify the proposed transaction pursuant to which the Additional Shares of Common Stock are to be issued, the number of Additional Shares of Common Stock to be issued, the amount and type of consideration to be received therefor, and the date on which the proposed transaction is to be consummated. A holder of shares of Series A Preferred Stock shall notify the Corporation in writing within 10 days after the date of receipt of the Participation Offer Notice if such holder wishes to exercise the participation rights hereof and the number of shares the holder wishes to acquire in the Participation Offer in accordance herewith. The Participation Offer shall be conditioned upon the Corporation’s sale or other transfer of Additional Shares of Common Stock pursuant to the transactions contemplated in the Participation Offer Notice. This Section 6.2(h) shall not apply to any sale pursuant to a public offering registered under the Act.
     6.3. Fractional Interest. The Corporation shall not be required upon the conversion of any share of Series A Preferred Stock to issue any fractional shares, but may, in lieu of issuing any fractional share of Common Stock that would otherwise be issuable upon such conversion, pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Fair Market Value per share on the date of such conversion. If more than one share of Series A Preferred Stock shall be presented for conversion at the same time by the same holder, the number of full shares of Common Stock which shall be issuable upon such conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so to be converted. The holders expressly waive their right to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock if such amount of cash is paid in lieu thereof.
     6.4. Reservation and Authorization of Common Stock. The Corporation covenants that, so long as any shares of Series A Preferred stock remain outstanding, the Corporation will at all times reserve and keep available, from its authorized and unissued Common Stock solely for issuance and delivery upon the conversion of the shares of Series A Preferred Stock and free of preemptive rights, such number of shares of Common Stock and other securities, cash or property as from time to time shall be issuable upon the conversion in full of all outstanding shares of Series A Preferred Stock. The Corporation further covenants that it shall, from time to time, take all steps necessary to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued would otherwise be insufficient to allow delivery of all the shares of Common Stock then deliverable upon the conversion in full of all outstanding shares of Series A Preferred Stock.
     6.5. No Voting or Dividend Rights. Subject to the provisions of Sections 6.2 and 6.6 hereof and except as may be specifically provided for herein, until the conversion of any share of Series A Preferred Stock:
     (i) no holder of any share of Series A Preferred Stock shall have or exercise any rights by virtue hereof as a holder of Common Stock, including, without limitation, the right to vote or to receive dividends and other distributions as a holder of Common Stock or to receive notice of, or attend, meetings or any other proceedings of holders of Common Stock;
     (ii) the consent of any such holder as a holder of Common Stock shall not be required with respect to any action or proceeding of the Corporation;
     (iii) no holder of any share of Series A Preferred Stock, by reason of the ownership or possession of a share of Series A Preferred Stock, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable not in violation of Sections 2 and 3 to the holders of Common Stock prior to, or for which the relevant record date preceded, the date of the conversion of such share of Series A Preferred Stock; and
     (iv) no holder of any share of Series A Preferred Stock shall have any right not expressly conferred hereunder or by applicable law with respect to the share of Series A Preferred Stock held by such holder.
     6.6. Required Notices to Holders. In the event the Corporation shall propose:
     (i) to make or issue any dividend or other distribution to holders of Common Stock of any stock, other securities, cash, assets or property or of any rights to subscribe for or purchase any shares of stock of any class or any other securities, rights or options; or
     (ii) to effect any Organic Change; or
     (iii) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation.
then, and in each such case, the Corporation shall cause to be filed with the transfer agent for the Series A Preferred Stock and shall give notice of such proposed action to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice shall specify (x) the date on which a record is to be taken for the purposes of such dividend or distribution; or (y) the date on which such Organic Change, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such Organic Change, liquidation, dissolution or winding up. Such notice shall be given, in the case of any action covered by clause (i) above, at least 20 days prior to the record date for determining holders of the Common Stock for purposes of such action or, in the case of any action covered by clauses (ii) and (iii) above, at least 20 days prior to the applicable effective or expiration date specified above.
     If at any time the Corporation shall cancel any of the proposed transactions for which notice has been given under this Section 6.6 prior to the consummation thereof, the Corporation shall give prompt notice of such cancellation to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein.
7. Voting.
          (a) The holders of shares of Series A Preferred Stock shall have no voting rights whatsoever, except as otherwise herein or in the Articles of Incorporation of the Corporation or by law specifically provided. As to matters upon which holders of shares of Series A Preferred Stock are entitled to vote, the holders of Series A Preferred Stock shall be entitled to one vote per share.
          (b) So long as any shares of the Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Articles of Incorporation, the Corporation shall not, directly or indirectly, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority of the number of shares of Series A Preferred Stock then outstanding,
     (i) authorize or approve the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for, shares of, Preferred Stock or any other capital stock of the Corporation, which shares rank prior to or on a parity with shares of Series A Preferred Stock in the payment of dividends or in the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation (other than the issuance of any Additional Shares pursuant to Section 2(b));
     (ii) cause or direct the issuance of any capital stock or equity interests of any Subsidiary, or rights to acquire or subscribe for such securities, or instruments convertible into or exchangeable for any such securities, that directly or indirectly represent an ownership or equity interest in the Significant Subsidiary;
     (iii) repurchase or redeem, or declare or pay a dividend or other distribution on account of, any outstanding equity securities of the Corporation (other than the Series A Preferred Stock) or the Significant Subsidiary;

     (iv) make any material change in the nature of its business, or cause or direct any material change in the business of the Significant Subsidiary;
     (v) approve any transaction, whether by merger, consolidation, sale or otherwise, by which an acquiring person or entity acquires more than 20% of the outstanding voting securities of the Corporation, or take any action that results in the sale or transfer of any equity interests in the Significant Subsidiary;
     (vi) amend, alter or repeal any of the provisions of this Certificate of Designations, the Articles of Incorporation or Bylaws of the Corporation, or cause or direct an amendment, modification or waiver of the limited partnership agreement of the Significant Subsidiary;
     (vii) issue or incur any material indebtedness, or cause or direct the issuance or incurrence of any material indebtedness of the Significant Subsidiary, except indebtedness created under or permitted by the Senior Financing Agreement and the Sub-Debt Financing Agreement;
     (viii) amend or waive any provision of the Senior Financing Agreement or the Sub-Debt Financing Agreement that could reasonably be expected to affect Restricted Payments (as defined therein); and
     (ix) approve, finalize or amend the Operating Plan and Budget or the Construction Budget (each as defined in the Senior Financing Agreement).
8. Rank.
     In the payment of dividends and in the distribution of assets upon the liquidation, dissolution or winding up of the affairs of the Corporation, the shares of Series A Preferred Stock shall rank senior and prior to the shares of Common Stock, par value $.001 per share, of the Corporation.
9. Reports to Holders.
     So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall deliver to each holder of record of the shares of Series A Preferred Stock copies of the Significant Subsidiary’s financial statements, reports, certificates, agreements, approvals, documents, and any other instruments that the Significant Subsidiary is required to deliver to the Administrative Agent pursuant to the Senior Financing Agreement, even following termination of the Senior Financing Agreement.
10. Certain Definitions.
     As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings:
     “accrued dividends”, with respect to any share of any class or series, means an amount computed at the annual dividend rate for the class or series of which the particular share is a part,

from and including the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.
     “Additional Shares” has the meaning set forth in Section 2(a).
     “Additional Shares of Common Stock” has the meaning set forth in Section 6.2(f)(i)(A).
     “Articles of Incorporation” has the meaning set forth in the introductory paragraph of this Certificate of Designations.
     “Board of Directors” has the meaning set forth in the introductory paragraph of this Certificate of Designations.
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or obligated by law, regulation or executive order to close.
     “Change of Control” means (i) the consummation of a merger, reorganization or consolidation involving the Corporation (A) immediately following which the holders of Common Stock immediately prior to the consummation of such merger, reorganization or consolidation do not hold more than 50% of the voting securities of the surviving entity or (B) in which more than 50% of the voting power of the Corporation is disposed of in exchange for property, rights or securities distributed to the holders thereof by the acquiring person, firm or entity, (ii) a similar transaction or series of transactions which has the effect referred to in clause (A) or (B) above, (iii) the consummation of a sale of all or substantially all the assets of the Corporation., or (vi) a transaction or series of transactions in which the Significant Subsidiary immediately following the consummation thereof is no longer a Subsidiary of the Corporation.
     “Conversion Price” means the conversion price per share of Common Stock, initially set at $0.25, subject to adjustment as provided in Section 6.2.
     “Convertible Securities” has the meaning set forth in Section 6.2(f)(i)(B).
     “Corporation” has the meaning set forth in the introductory paragraph of this Certificate of Designations.
     “Fair Market Value” means on any date:
     If the Common Stock is traded on a securities exchange, the Fair Market Value shall be deemed to be the average of the per share closing prices on such exchange over the thirty (30) day period ending three (3) days prior to the date of determination. If traded over the counter, the Fair Market Value shall be deemed to be the average of the per share closing bid or sales prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the date of determination; or

     If the Common Stock is not listed on any securities exchange or quoted in the over-the-counter market, the Fair Market Value shall be the fair value thereof, as determined in good faith by the Board of Directors.
     “holder” of shares of Series A Preferred Stock shall mean the stockholder in whose name such Series A Preferred Stock is registered in the stock books of the Corporation..
     “Junior Stock” means the Common Stock, par value $.001 per share, of the Corporation and any other class or series of shares of the Corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the affairs of the Corporation.
     “Liquidation Payment” has the meaning set forth in Section 3(a).
     “Mandatory Redemption” has the meaning set forth in Section 4(b).
     “Optional Redemption” has the meaning set forth in Section 4(a).
     “Options” has the meaning set forth in Section 6.2(f)(i)(C).
     “Original Issue Date” means the date on which shares of Series A Preferred Stock are originally issued under this Certificate of Designations.
     “Organic Change” has the meaning set forth in Section 6.2(e).
     “Preferred Stock” has the meaning set forth in the introductory paragraph of this Certificate of Designations.
     “Senior Financing Agreement” means that certain Financing Agreement, dated July 28, 2006, by and among the Significant Subsidiary, Société Générale, as Agent and LC Fronting Bank, the Lenders from time to time party thereto, and the Lead Arranger, as amended, supplemented or otherwise modified from time to time.
     “Series A Preferred Stock” has the meaning set forth in Section 1(a).
     “Sub-Debt Financing Agreement” means that Subordinated Debt Financing Agreement, dated July 28, 2006, by and between the Significant Subsidiary and the Subordinated Debt Lender, as amended, supplemented or otherwise modified from time to time.
     “Subsidiary” mean any corporation, limited partnership, limited liability company or other entity of which a majority of the equity interests entitled to vote in the election of the board of directors, partners, managers or other governing body that will control such corporation, limited partnership, limited liability company or other entity is directly or indirectly owned or controlled by the Corporation or by one or more of its other Subsidiaries.
     “Significant Subsidiary” means Panda Hereford Ethanol, L.P., a Delaware limited partnership.

11. No Other Rights.
     The shares of Series A Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Incorporation or as may be provided by law.
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     IN WITNESS WHEREOF, Panda Ethanol, Inc. has caused this Certificate to be duly executed in its name and on its behalf this 7th day of October 2008.

PANDA ETHANOL, INC.

By:	/s/ Darol Lindloff

Name:	Darol Lindloff

Title:	President and CEO